Exhibit 99.1

Fox Factory Holding Corp. Reports Second Quarter Fiscal 2026 Financial Results
DULUTH, Georgia, August 6, 2026 - Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX” or the “Company”), a premium brand and a global leader in the design, engineering and manufacturing of performance-defining products and systems for customers worldwide, today reported financial results for the second fiscal quarter ended July 3, 2026.

Second Quarter Fiscal 2026 Highlights
•Net sales of $358.1 million, driven by continued strength in powersports, compared to $374.9 million in the prior year
•Net income of $4.1 million, or $0.10 per diluted share, compared to net income of $2.7 million, or $0.07 per diluted share in the prior year
•Adjusted net income of $15.5 million, or $0.37 per diluted share, compared to adjusted net income of $16.6 million, or $0.40 per diluted share in the prior year
•Adjusted EBITDA of $45.5 million, included approximately $2 million of IEEPA tariff refunds, and exceeded the high end of the guidance range
•Adjusted EBITDA margin (includes 50 bps of IEEPA tariff refunds) expanded 300 basis points sequentially to 12.7%, reflecting profit optimization execution across portfolio rationalization, supply chain, and operating expense management
•Profit optimization initiative delivered $25+ million of gross savings in the first half; operational improvements to drive second half margin despite tariff, commodity, and freight headwinds
•Reduced net debt by $9.1 million since 2025 fiscal year end and improved the cash conversion cycle by approximately 12 days year over year, further strengthening the balance sheet
Mike Dennison, FOX's Chief Executive Officer, commented, “Our second quarter results met or exceeded our guidance, with adjusted EBITDA margin expanding approximately 250 basis points sequentially, excluding tariff refunds. Our profit optimization actions remain on track to deliver approximately $50 million of gross cost savings this year, driven by continued execution across portfolio rationalization, supply chain, and cost discipline. A portion of what we captured in the first half was offset by higher input costs driven by geopolitical disruption and commodity inflation, including freight surcharges and fuel costs above original expectations. We are encouraged by signs of stabilization in powersports, bike, and aftermarket in general, while our upfit businesses continue to be constrained by limited availability of Ford F-150 chassis. Our team remains focused on sharpening the portfolio and becoming a more efficient organization that is positioned for growth and profitability.”
Mr. Dennison continued, "We expect to see continued strength in revenue through the back half driven by PVG with overall adjusted EBITDA margin tempered by continued macro headwinds and mix shifts. Our outlook assumes Ford F-150 chassis availability remains constrained through August and begins to recover in early September.”

Second Quarter 2026 Results
Net sales for the second quarter of fiscal 2026 were $358.1 million, a decrease of 4.5%, as compared to net sales of $374.9 million in the second quarter of fiscal 2025. This decrease reflects a $12.9 million, or 9.4%, decrease in Specialty Sports Group (“SSG”) net sales, and a $4.6 million, or 4.0%, decrease in Aftermarket Applications Group (“AAG”) net sales, partially offset by a $0.7 million, or 0.6%, increase in Powered Vehicles Group (“PVG”) net sales. The decrease in SSG net sales from $137.2 million to $124.3 million primarily reflects original equipment manufacturer (“OEM”) order timing, and channel destocking in response to market-wide economic conditions. AAG net sales decreased from $114.2 million to $109.6 million. The Phoenix, Arizona operations divested in the first quarter contributed $5.5 million of net sales in the prior year period and none in the current period. Excluding those operations, AAG net sales increased approximately 0.9%, as growth in the segment was partially offset by limited availability of Ford F-150 chassis for our upfit businesses following the 2025 fires at Novelis’ Oswego, New York aluminum facility. The slight increase in PVG net sales from $123.5 million to $124.2 million is mainly attributed to strengthening demand in powersports, where net sales increased 22.5% compared to the prior year period, partially offset by lower net sales in our autos-related product lines.
Gross margin was 30.6% for the second quarter of fiscal 2026, compared to gross margin of 31.2% in the second quarter of fiscal 2025. The decrease in gross margin was primarily driven by shifts in our product line mix and higher external input costs, including tariffs, freight, commodities and fuel, partially offset by cost savings realization.
Total operating expenses were $92.2 million, or 25.7% of net sales, in the second quarter of fiscal 2026, compared to $98.5 million, or 26.3% of net sales, in the second quarter of fiscal 2025. Operating expenses decreased by $6.3 million, driven by our optimization initiative, including lower general and administrative expense and reduced discretionary spending. Adjusted operating expenses were $78.5 million, or 21.9% of net sales, in the second quarter of fiscal 2026, compared to $83.5 million, or 22.3% of net sales, in the second quarter of the prior fiscal year.
Income tax expense was $2.3 million in the second quarter of fiscal 2026, compared to $2.8 million in the second quarter of fiscal 2025. In the second quarter of fiscal 2026, the difference between the Company’s effective tax rate of 36.0% and the 21% federal statutory rate was primarily attributable to unfavorable impact of discrete items in proportion to lower levels of pre-tax income.
Net income attributable to FOX stockholders in the second quarter of fiscal 2026 was $4.1 million, compared to net income attributable to FOX stockholders of $2.7 million in the second quarter of the prior fiscal year. Earnings per diluted share for the second quarter of fiscal 2026 was $0.10, compared to earnings per diluted share of $0.07 for the second quarter of fiscal 2025. Adjusted net income in the second quarter of fiscal 2026 was $15.5 million, or $0.37 of adjusted earnings per diluted share, compared to adjusted net income of $16.6 million, or $0.40 of adjusted earnings per diluted share, in the same period of the prior fiscal year.
Adjusted EBITDA in the second quarter of fiscal 2026 was $45.5 million and includes an approximate $2 million benefit associated with IEEPA tariff refunds, compared to $49.3 million in the second quarter of fiscal 2025. Adjusted EBITDA margin in the second quarter of fiscal 2026 was 12.7% or approximately 12.2% excluding the tariff refunds, compared to 13.1% in the second quarter of fiscal 2025.

First Six Months Fiscal 2026 Results
Net sales for the six months ended July 3, 2026, were $726.8 million, a decrease of 0.4% compared to the six months ended July 4, 2025. This decrease reflects a $23.4 million or 9.1% decrease in SSG net sales and a $1.8 million or 0.8% decrease in AAG net sales, offset by a $22.0 million or 9.0% increase in PVG net sales. The decrease in SSG net sales from $258.2 million to $234.8 million is mainly due to OEM order timing and channel destocking in response to market-wide economic conditions. AAG net sales decreased from $226.1 million to $224.3 million. The divested Phoenix, Arizona operations contributed $12.5 million of net sales in the prior year period and $3.7 million in the current period. Excluding those operations, AAG net sales increased approximately 3.3%, with growth limited by constrained availability of Ford F-150 chassis for our upfit businesses. The increase in PVG net sales from $245.6 million to $267.6 million is primarily due to strengthening demand in powersports.
Gross margin was 29.7% in the six months ended July 3, 2026, compared to gross margin of 31.1% in the six months ended July 4, 2025. The decrease in gross margin is primarily driven by the net impact of tariffs and other external input costs, including freight, commodities and fuel, and by shifts in our product line mix, partially offset by cost savings realization.
Total operating expenses were $192.6 million, or 26.5% of net sales, in the six months ended July 3, 2026, compared to $458.7 million, or 62.8% of net sales in the six months ended July 4, 2025. Operating expenses decreased by $266.1 million primarily due to goodwill impairment of $262.1 million recorded in the first six months of fiscal 2025 and our optimization initiative. Adjusted operating expenses were $164.0 million in the six months ended July 3, 2026, compared to $167.9 million in the six months ended July 4, 2025.
Other expense, net for the six months ended July 3, 2026 was $9.0 million, an increase of $10.5 million from $1.5 million other income, net in the six months ended July 4, 2025. The increase in other expense, net was primarily attributable to a $10.6 million loss on divestiture of the Phoenix, Arizona AAG operations.
Net loss attributable to FOX stockholders in the six months ended July 3, 2026 was $10.9 million, compared to net loss attributable to FOX stockholders of $257.0 million in the six months ended July 4, 2025. Net loss per diluted share for the six months ended July 3, 2026 was $0.26, compared to net loss per diluted share of $6.15 for the six months ended July 4, 2025. Adjusted net income in the six months ended July 3, 2026 was $22.9 million, or $0.54 of adjusted earnings per diluted share, compared to $26.4 million, or $0.63 of adjusted earnings per diluted share in the prior fiscal year.
Adjusted EBITDA in the six months ended July 3, 2026 was $81.2 million and includes an approximate $2 million benefit associated with IEEPA tariff refunds, compared to $88.9 million in the six months ended July 4, 2025. Adjusted EBITDA margin was 11.2% or approximately 10.9% excluding the tariff refunds in the six months ended July 3, 2026, compared to 12.2% in the prior fiscal year.
Reconciliations to non-GAAP measures are provided at the end of this press release.

Balance Sheet Summary
As of July 3, 2026, the Company had cash and cash equivalents of $61.3 million, compared to $58.0 million as of January 2, 2026. Inventory was $382.9 million as of July 3, 2026, compared to $388.6 million as of January 2, 2026. As of July 3, 2026, accounts receivable and accounts payable were $198.8 million and $134.9 million, respectively, compared to $190.7 million and $141.4 million, respectively, as of January 2, 2026. Prepaids and other current assets and other assets were $121.2 million as of July 3, 2026, compared to $108.4 million as of January 2, 2026. Accrued expenses were $84.4 million as of July 3, 2026, compared to $92.1 million as of January 2, 2026. Total debt was $667.7 million as of July 3, 2026, a decrease of $5.8 million, compared to $673.5 million as of January 2, 2026. Net debt, defined as total debt less cash and cash equivalents, was $606.4 million as of July 3, 2026, a decrease of $9.1 million compared to $615.5 million as of January 2, 2026.
In May, the Company proactively amended its credit agreement to provide additional financial flexibility, including the expansion of the net leverage covenant to 5.0x, compared to the prior 4.5x. As of July 3, 2026, the Company’s net leverage ratio calculated under the credit agreement was 3.7x in compliance with the applicable covenant levels.
The increase in cash and cash equivalents was mainly due to proceeds from the divestiture of our AAG operations in Phoenix, Arizona, including the collection of principal on the related note receivable, and proceeds from asset sales, partially offset by changes in working capital, debt repayments, capital expenditures, and debt modification costs. Inventory decreased by $5.7 million from January 2, 2026, driven by divested inventory, partially offset by an inventory build to support second half demand. Days inventory on hand improved to approximately 136 days from approximately 150 days in the prior year period. The increase in accounts receivable is due to timing of collections. The decrease in accounts payable reflects the timing of vendor payments. The increase in prepaids and other current assets is mainly attributable to receivables arising from the divestiture of our Phoenix, Arizona AAG operations.

Progress on Phase 2 Profit Optimization Initiative
Fox Factory continues to execute its multi-phase profit optimization strategy targeting approximately $50 million of gross realized savings in fiscal 2026. In the first six months of fiscal 2026, the Company captured more than $25 million of gross savings, a portion of which was offset by external cost increases, including tariffs, freight, commodities and fuel. The Company expects those external costs to remain elevated and has reflected an incremental amount beyond its original plan in its second half outlook. Phase 2 focuses on three strategic elements: business line rationalization to exit operations that are not accretive from a margin perspective; supply chain and materials cost productivity improvements; and reduction in operating expenses across sales, marketing, and G&A functions. The Company continues to evaluate strategic alternatives for other non-core assets to ensure alignment with profitability standards and strategic objectives.

Outlook
For the third quarter of fiscal 2026, the Company expects:
•Net sales in the range of $355 million to $380 million; and
•Adjusted EBITDA in the range of $46 million to $54 million.

For the fiscal year 2026, the Company is raising its net sales guidance and narrowing its adjusted EBITDA guidance:
•Net sales in the range of $1.42 billion to $1.47 billion; and
•Adjusted EBITDA in the range of $176 million to $196 million.

Guidance for the third quarter and the full fiscal year assumes that commodity, freight and fuel costs remain at or near current elevated levels for the balance of the year. In addition, guidance absorbs nearly $20 million of incremental input cost inflation beyond the Company’s original fiscal 2026 plan. Guidance also assumes that availability of Ford F-150 chassis for the Company’s upfit businesses remains constrained.
The Company may become eligible to recover as much as $8 million of additional tariff costs previously incurred under the International Emergency Economic Powers Act (IEEPA) framework. Any such recoveries are subject to significant uncertainty regarding timing and amount, and a portion of any amounts recovered may be shared with the Company’s commercial counterparties. The Company has not included any potential recovery in its outlook and will recognize amounts only upon receipt.
A quantitative reconciliation of adjusted EBITDA for the third quarter and full fiscal year 2026 is not available without unreasonable efforts because management cannot predict, with sufficient certainty, all of the elements necessary to provide such a reconciliation. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Conference Call & Webcast
The Company will hold an investor conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call dial-in number for North America listeners is (800) 445-7795, and international listeners may dial (785) 424-1699; the conference ID is FOXFQ226 or 36937226. Live audio of the conference call will be simultaneously webcast in the Investor Relations section of the Company’s website at https://investor.ridefox.com. The webcast of the teleconference will be archived and available on the Company’s website.
Available Information
Fox Factory Holding Corp. announces material information to the public about the Company through a variety of means, including filings with the Securities and Exchange Commission, press releases, public conference calls, webcasts, and the Investor Relations section of its website (https://investor.ridefox.com) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with its disclosure obligations under Regulation FD.

About Fox Factory Holding Corp. (NASDAQ: FOXF)
Fox Factory Holding Corp. is a global leader in the design, engineering, and manufacturing of premium products that deliver championship-level performance for specialty sports and on- and off-road vehicles. Its portfolio of brands, like FOX, Marucci, Method Race Wheels, and more, are fueled by unparalleled innovation that continuously earns the trust of professional athletes and passionate enthusiasts all around the world. The Company is a direct supplier of shocks, suspension, and components to leading powered vehicle and bicycle original equipment manufacturers and offers premium baseball and softball gear and equipment. The Company also provides products in the aftermarket through its global network of retailers and distributors and through direct-to-consumer channels.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.
Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”) in the United States (“U.S.”), FOX includes in this press release certain non-GAAP financial measures consisting of “adjusted operating expense,” “adjusted operating expense margin”, “adjusted net income,” “adjusted earnings per share,” “adjusted EBITDA,” and “adjusted EBITDA margin,” all of which are non-GAAP financial measures. FOX defines adjusted operating expense as operating expense adjusted for amortization of purchased intangibles, goodwill impairment, litigation and settlement-related expenses, acquisition and integration-related expenses, organizational restructuring expenses, and certain strategic transformation costs. FOX defines adjusted operating expense margin as adjusted operating expense divided by net sales. FOX defines adjusted net income as net income (loss) attributable to FOX stockholders adjusted for amortization of purchased intangibles, goodwill impairment, litigation and settlement-related expenses, acquisition and integration-related expenses, organizational restructuring expenses, loss on divestiture, and strategic transformation costs, all net of applicable tax. Adjusted earnings per share is defined as adjusted net income divided by the weighted average number of basic or diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net income (loss) adjusted for interest expense, net other expense, income taxes or tax benefits, amortization of purchased intangibles, goodwill impairment, depreciation, stock-based compensation, litigation and settlement related expenses, organizational restructuring expenses, acquisition and integration-related expenses, loss on divestiture, and strategic transformation costs that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net sales. These adjustments are more fully described in the tables included at the end of this press release.
FOX includes these non-GAAP financial measures to provide investors with additional insight on the Company’s operating performance and trends, as well as to supplement their understanding of the results of the Company’s core operations. In particular, the exclusion of certain items in calculating the non-GAAP financial measures consisting of adjusted operating expense, adjusted net income and adjusted EBITDA (and accordingly, adjusted operating expense margin, adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate adjusted operating expense, adjusted operating expense margin, adjusted net income, adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

FOX FACTORY HOLDING CORP.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	As of	As of
	July 3, 2026	January 2, 2026

Assets
Current assets:
Cash and cash equivalents	$61,276	$58,008
Accounts receivable (net of allowances of $3,265 and $2,881, respectively)	198,817	190,670
Inventory	382,897	388,635
Prepaids and other current assets	121,157	108,424
Total current assets	764,147	745,737
Property, plant and equipment, net	211,138	234,635
Lease right-of-use assets	82,722	99,002
Deferred tax assets	85,500	90,397
Goodwill	83,575	83,575
Trademarks and brands, net	231,931	241,820
Customer and distributor relationships, net	126,529	137,648
Core technologies, net	18,415	19,950
Other assets	32,499	18,985
Total assets	$1,636,456	$1,671,749
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$134,886	$141,378
Accrued expenses	84,350	92,095
Current portion of long-term debt	26,875	26,875
Total current liabilities	246,111	260,348
Revolver	163,000	150,000
Term loan, less current portion	477,827	496,663
Other liabilities	82,691	94,733
Total liabilities	969,629	1,001,744
Non-controlling interest	(220)	(179)
Stockholders’ equity
Preferred stock, $0.001 par value — 10,000 authorized and no shares issued or outstanding as of July 3, 2026 and January 2, 2026	—	—
Common stock, $0.001 par value — 90,000 authorized; 42,921 shares issued and 42,031 outstanding as of July 3, 2026; 42,692 shares issued and 41,802 outstanding as of January 2, 2026	42	42
Additional paid-in capital	358,084	352,239
Treasury stock, at cost; 890 common shares as of July 3, 2026 and January 2, 2026	(13,754)	(13,754)
Accumulated other comprehensive income	2,793	832
Retained earnings	319,882	330,825
Total stockholders’ equity	667,047	670,184
Total liabilities and stockholders’ equity	$1,636,456	$1,671,749

FOX FACTORY HOLDING CORP.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	For the three months ended		For the six months ended
	July 3, 2026	July 4, 2025	July 3, 2026	July 4, 2025
Net sales	$358,122	$374,864	$726,779	$729,894
Cost of sales	248,429	257,873	510,698	503,224
Gross profit	109,693	116,991	216,081	226,670
Operating expenses:
Goodwill impairment	—	—	—	262,129
General and administrative	34,197	39,044	72,843	76,375
Sales and marketing	29,408	31,216	62,710	64,063
Research and development	18,598	17,847	37,052	34,886
Amortization of purchased intangibles	9,983	10,356	20,018	21,276
Total operating expenses	92,186	98,463	192,623	458,729
Income (loss) from operations	17,507	18,528	23,458	(232,059)
Interest expense	11,875	14,388	23,813	27,322
Other (income) expense, net	(676)	(1,365)	8,969	(1,515)
Income (loss) before income taxes	6,308	5,505	(9,324)	(257,866)
Provision (benefit) for income taxes	2,274	2,800	1,660	(837)
Net income (loss)	$4,034	$2,705	$(10,984)	$(257,029)
Less: net loss attributable to non-controlling interest	(19)	(39)	(41)	(79)
Net income (loss) attributable to FOX stockholders	$4,053	$2,744	$(10,943)	$(256,950)
Earnings (net loss) per share:
Basic	$0.10	$0.07	$(0.26)	$(6.15)
Diluted	$0.10	$0.07	$(0.26)	$(6.15)
Weighted-average shares used to compute earnings per share:
Basic	42,005	41,788	41,933	41,749
Diluted	42,275	41,866	41,933	41,749

FOX FACTORY HOLDING CORP.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the six months ended
	July 3, 2026	July 4, 2025
OPERATING ACTIVITIES:
Net loss	$(10,984)	$(257,029)
Adjustments to reconcile net loss to net cash provided by operating activities:
Goodwill impairment	—	262,129
Depreciation and amortization	41,207	45,462
Provision for inventory reserve	2,138	3,313
Stock-based compensation	7,492	7,925
Amortization of acquired inventory step-up	—	342
Amortization of loan fees	1,289	2,704
Amortization of deferred gains on prior swap settlements	—	(783)
Loss on divestiture	10,612	—
Deferred taxes	(281)	(5,082)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	(12,990)	(15,396)
Inventory	(17,400)	(2,131)
Income taxes	(1,648)	(3,996)
Prepaids and other assets	3,917	19,796
Accounts payable	(5,928)	(11,147)
Accrued expenses and other liabilities	(4,274)	(8,631)
Net cash provided by operating activities	13,150	37,476
INVESTING ACTIVITIES:
Purchases of property and equipment	(9,472)	(19,644)
Proceeds from sale of property and equipment	2,762	232
Proceeds from divestitures, net of cash divested, including collections of promissory note principal	7,369	—
Net cash provided by (used in) investing activities	659	(19,412)
FINANCING ACTIVITIES:
Proceeds from revolver	107,000	57,000
Payments on revolver	(94,000)	(53,000)
Repayment of term debt	(18,438)	(12,142)
Repurchases from stock compensation program, net	(1,648)	(1,259)
Deferred debt issuance/modification costs	(2,432)	—
Net cash provided by financing activities	(9,518)	(9,401)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,023)	1,114
CHANGE IN CASH AND CASH EQUIVALENTS	3,268	9,777
CASH AND CASH EQUIVALENTS—Beginning of period	58,008	71,674
CASH AND CASH EQUIVALENTS—End of period	$61,276	$81,451

FOX FACTORY HOLDING CORP.
NET INCOME (LOSS) TO ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF ADJUSTED EARNINGS PER SHARE
(in thousands, except per share data)
(unaudited)
The following tables provide a reconciliation of net income (loss) attributable to FOX stockholders, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted net income (a non-GAAP measure), and the calculation of adjusted earnings per share (a non-GAAP measure) for the three and six months ended July 3, 2026 and July 4, 2025. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the six months ended
	July 3, 2026	July 4, 2025	July 3, 2026	July 4, 2025
Net income (loss) attributable to FOX stockholders	$4,053	$2,744	$(10,943)	$(256,950)
Goodwill impairment	—	—	—	262,129
Amortization of purchased intangibles	9,983	10,356	20,018	21,276
Loss on divestiture	618	—	10,612	—
Organizational restructuring expenses(1)	239	3,933	2,360	6,255
Strategic transformation costs(2)	2,832	—	5,467	20
Litigation and settlement-related expenses	114	474	308	1,191
Other acquisition and integration-related expenses(3)	33	739	218	1,356
Tax impacts of reconciling items above(4)	(2,376)	(1,634)	(5,107)	(8,876)
Adjusted net income	$15,496	$16,612	$22,933	$26,401

Adjusted EPS
Basic	$0.37	$0.40	$0.55	$0.63
Diluted	$0.37	$0.40	$0.54	$0.63

Weighted average shares used to compute adjusted EPS
Basic	42,005	41,788	41,933	41,749
Diluted	42,275	41,866	42,151	41,819
(1) Represents expenses associated with various restructuring initiatives intended to improve operational efficiency, realign resources, and support the Company’s long-term strategic objectives, including employee severance, relocation expenses, and consulting and advisory fees.
(2) Represents third-party consulting, advisory and other direct costs incurred in connection with the Company’s multi-phase profit optimization and transformation program and its review of strategic alternatives for non-core assets.
(3) Represents various acquisition-related costs and expenses incurred to acquire and integrate acquired entities into the Company’s operations and the impact of the finished goods inventory and property, plant and equipment valuation adjustments recorded in connection with the purchase of acquired assets.
(4) Tax impacts on non-GAAP adjustments are calculated using the Company’s normalized effective tax rate, except for goodwill impairment charges and divestitures, which are adjusted based on their specific tax attributes. For these items, the entire tax expense associated with the divestiture and the entire tax benefit associated with goodwill impairment were added back.

FOX FACTORY HOLDING CORP.
NET INCOME (LOSS) TO ADJUSTED EBITDA RECONCILIATION AND
CALCULATION OF NET INCOME (LOSS) MARGIN AND ADJUSTED EBITDA MARGIN
(in thousands, except percentages)
(unaudited)
The following tables provide a reconciliation of net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA (a non-GAAP measure), and a reconciliation of net income (loss) margin to adjusted EBITDA margin (a non-GAAP measure) for the three and six months ended July 3, 2026 and July 4, 2025. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the six months ended
	July 3, 2026	July 4, 2025	July 3, 2026	July 4, 2025
Net sales
Powered Vehicles Group	$124,227	$123,514	$267,606	$245,612
Aftermarket Applications Group	109,553	114,144	224,337	226,058
Specialty Sports Group	124,342	137,206	234,836	258,224
Net sales	$358,122	$374,864	$726,779	$729,894

Net income (loss)	$4,034	$2,705	$(10,984)	$(257,029)
Goodwill impairment	—	—	—	262,129
Provision (benefit) for income taxes	2,274	2,800	1,660	(837)
Depreciation and amortization(1)	20,568	21,449	41,184	43,188
Loss on divestiture	618	—	10,612	—
Non-cash stock-based compensation	3,372	4,562	7,492	7,917
Organizational restructuring expenses(2)	253	3,933	2,374	6,244
Strategic transformation costs(3)	2,832	—	5,467	20
Litigation and settlement-related expenses	114	474	308	1,191
Other acquisition and integration-related expenses(4)	33	739	218	1,356
Interest and other expense, net	11,362	12,631	22,829	24,716
Adjusted EBITDA	$45,460	$49,293	$81,160	$88,895

Net income (loss) margin	1.1%	0.7%	(1.5)%	(35.2)%

Adjusted EBITDA margin	12.7%	13.1%	11.2%	12.2%

Powered Vehicles Group	$15,820	$16,387	$38,376	$30,769
Aftermarket Applications Group	16,155	16,016	27,556	33,010
Specialty Sports Group	27,687	30,385	45,142	53,779
Unallocated corporate expenses	(14,202)	(13,495)	(29,914)	(28,663)
Adjusted EBITDA	$45,460	$49,293	$81,160	$88,895

(1) Depreciation excludes amortization for purchase accounting property, plant and equipment fair value adjustment, and accelerated depreciation related to organizational restructuring initiatives.
(2) Represents expenses associated with various restructuring initiatives intended to improve operational efficiency, realign resources, and support the Company’s long-term strategic objectives, including employee severance, relocation expenses, and consulting and advisory fees.
(3) Represents third-party consulting, advisory and other direct costs incurred in connection with the Company’s multi-phase profit optimization and transformation program and its review of strategic alternatives for non-core assets.
(4) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations and the impact of the finished goods inventory and property, plant and equipment valuation adjustments recorded in connection with the purchase of acquired assets.

FOX FACTORY HOLDING CORP.
OPERATING EXPENSE TO ADJUSTED OPERATING EXPENSE RECONCILIATION AND
CALCULATION OF ADJUSTED OPERATING EXPENSE MARGIN
(in thousands, except percentages)
(unaudited)
The following tables provide a reconciliation of operating expense to adjusted operating expense (a non-GAAP measure) and the calculations of operating expense margin and adjusted operating expense margin (a non-GAAP measure), for the three and six months ended July 3, 2026 and July 4, 2025. These non-GAAP financial measures are provided in addition to, and not as an alternative for, the Company’s reported GAAP results.

	For the three months ended		For the six months ended
	July 3, 2026	July 4, 2025	July 3, 2026	July 4, 2025
Net sales	$358,122	$374,864	$726,779	$729,894

Operating expense	$92,186	$98,463	$192,623	$458,729
Goodwill impairment	—	—	—	(262,129)
Amortization of purchased intangibles	(9,983)	(10,356)	(20,018)	(21,276)
Litigation and settlement-related expenses	(114)	(474)	(308)	(1,191)
Other acquisition and integration-related expenses(1)	(33)	(561)	(218)	(1,014)
Organizational restructuring expenses(2)	(731)	(3,541)	(2,590)	(5,164)
Strategic transformation costs(3)	(2,832)	—	(5,467)	(20)
Adjusted operating expense	$78,493	$83,531	$164,022	$167,935

Operating expense margin	25.7%	26.3%	26.5%	62.8%

Adjusted operating expense margin	21.9%	22.3%	22.6%	23.0%
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations, excluding amortization for purchase accounting inventory fair value adjustment that was classified as cost of sales.
(2) Represents expenses associated with various restructuring initiatives.
(3) Represents third-party consulting, advisory and other direct costs incurred in connection with the Company’s multi-phase profit optimization and transformation program and its review of strategic alternatives for non-core assets.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release including earnings guidance may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “can,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential”, “remain” or “continue” or the negative of these words or other similar terms or expressions that concern the Company’s expectations, strategy, plans or intentions. Such forward-looking statements include, but are not limited to, statements with regard to expectations related to the future performance of FOX; the Company’s expected demand for its products; the Company’s execution on its organizational restructuring initiatives and strategy to improve operating efficiencies, which may include divestitures, sales, or related transactions involving one or more of the Company’s businesses or assets and other actions related to the Company’s strategic review of its portfolio; the Company’s expectation regarding its operating results and future growth prospects; the Company’s expected future sales and future adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s decision and ability to market and execute potential strategic transactions, which depend on, among other factors, third-party interest, valuation considerations and regulatory requirements; the Company’s ability to maintain its suppliers for materials, component parts and product without significant supply chain disruptions; the Company’s ability to improve operating and supply chain efficiencies; the Company’s ability to enforce its intellectual property rights; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margin, operating expenses, ability to generate positive cash flow, ability to maintain profitability, and ability to remain in compliance with financial covenants; the Company’s ability to monitor the effects of new technological applications, such as artificial intelligence; the Company’s ability to protect against cybersecurity incidents and disruptions or failures of our information technology systems; the Company’s ability to adapt its business model to mitigate the impact of certain changes in tax laws, tariffs, and international trade policies, including regulations or orders related to the import and export of industry products; changes in the relative proportion of profit earned in the numerous jurisdictions in which the Company does business and in tax legislation, case law and other authoritative guidance in those jurisdictions; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the spread of highly infectious or contagious diseases or public health issues causing disruptions in the U.S. and global economy and disrupting the business activities and operations of the Company’s customers, business and operations; the Company’s ability to increase its aftermarket penetration; the Company’s exposure to currency exchange rate fluctuations; the loss of key customers; our ability to accurately forecast demand for our products; strategic transformation costs; legal and regulatory developments, including the outcome of pending litigation or regulatory or other governmental inquiries, and the impact of changing emissions and other regulations in the various jurisdictions in which our products are produced, used, and/or sold; the cost of compliance with, or liabilities related to, environmental or other governmental regulations or changes in governmental or industry regulatory standards; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences and effectively compete against competitors; changes in demand for performance-defining products as well as the Company’s other products; the Company’s loss of key personnel, management and skilled engineers; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; the Company’s ability to complete any acquisition and/or incorporate any acquired assets into its business; product recalls and product liability claims; the impact of tension in China-Taiwan relations, the war in Iran, or similar events on the Company’s business, operations or supply chain; future economic or market conditions, including the impact of inflation or the U.S. Federal Reserve’s interest rate changes in response thereto; changes in commodity, freight, and tariff costs (including tariff relief or our ability to mitigate tariffs, particularly in light of the policies of the current presidential administration and retaliatory actions in response thereto); our ability to mitigate increasing input costs through pricing or other measures; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K for the fiscal year ended January 2, 2026, as filed with the Securities and Exchange Commission on February 27, 2026, or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
ICR
Jeff Sonnek
646-277-1263
Jeff.Sonnek@icrinc.com